IQST – iQSTEL Announces MOU To Acquire Telecom Company Supporting $75.5 Million Initial 2022 Annual Revenue Forecast for Telecom Business Line

New York, NY – November 18, 2021 - iQSTEL, Inc. (OTCQX: IQST) today announced entering to a memorandum of understanding (MOU) to acquire a telecommunications company in the VoIP and SMS space. The target acquisition, Smartbiz Telecom LLC, has an estimated $15 million in annual revenue, with positive Net Income. Subject to completing this acquisition, iQSTEL is setting an initial forecast of $75.5 million annual revenue in Telecom Business Line for FY 2022. This initial Telecom forecast does not include an estimate of the additional sales anticipated from cross selling iQSTEL’s existing services into the Smartbiz Telecom, LLC customer base.

The terms of the MOU outline iQSTEL acquiring a 51% controlling interest in Smartbiz Telecom LLC for a sales price of $1 million paid in iQSTEL restricted stock over a period of six months.

Preliminary due diligence has already been conducted.

The acquisition is anticipated to close in early January, 2022.

The iQSTEL Board of Directors has already approved the acquisition.

Mr. Iglesias commented: “We are very excited about to join Smartbiz Telecom LLC as a IQSTelecom B2B Division subsidiary, this acquisition will set a minimum Telecom forecast of $75.5 Million for FY-2022, and will add Positive Net Income. We are working on the forecast for the Internet of Things, Blockchain Platforms, EV Motorcycles, EV Batteries, and Fintech Ecosystem, and we plan to announce this consolidated Forecast before the end of FY-2021, once we get the Independent Board of Directors approval”.

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly-listed company holding an Independent Board of Directors and Independent Audit Committee offering leading-edge services through its two business divisions and each of them with independent brands. The B2B division, Brand IQSTelecom offering Telecommunications, Internet of Things, Technology and Blockchain platforms services, the target market for the B2B division is Global Markets. The B2C division, Brand EVOSS offering EV Electric Motorcycles, Fintech Ecosystem, the target market for this business division is Latin America, and the Spanish speakers in the USA. The company has presence in 15 countries, and its products and services are used in several industries as Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. IQSTEL announced on February 17th 2021 that it became a Debt Free Company and is now completely debt free with no Convertible Notes, Warrants, Promissory Notes or Settlement Agreements from its Balance Sheet.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com

2